Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: September 1, 2016

Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287

Media Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708

SAGAR A. PATEL,
PRESIDENT OF AIRCRAFT TURBINE SYSTEMS OF WOODWARD, INC.,
JOINS KENNAMETAL BOARD OF DIRECTORS

PITTSBURGH, Pa., Sept. 1, 2016 - Kennametal Inc. (NYSE: KMT) today announced the election of Sagar A. Patel to its board of directors.

Mr. Patel, age 50, serves as the president of aircraft turbine systems of Woodward, Inc.

“We are pleased to welcome Sagar Patel as a member of Kennametal’s board of directors,” said Larry Stranghoener, Kennametal chairman. "Sagar brings extensive experience in product and advanced manufacturing innovation, global operations and strategic growth arenas, and will be a valuable addition to our board.”

Mr. Patel joined Woodward in June 2011. Before joining Woodward, Mr. Patel worked at General Electric, where he last served as president, mechanical systems, GE Aviation in Cincinnati, Ohio. At GE's Aviation and Transportation businesses, Mr. Patel held roles with increasing responsibilities in engineering, operations, services, and P&L management.

In addition to his Woodward responsibilities, Mr. Patel serves as Chairman of the Rockford Area Economic Development Council (RAEDC) in Rockford, Illinois. He also serves on the Illinois Governor’s Innovation Advisory Council.

Mr. Patel holds a master’s degree in electrical engineering from the University of Pittsburgh and a bachelor’s degree in controls and instrumentation engineering from Gujarat University in India.

Kennametal Inc. | 600 Grant Street, Suite 5100 | Pittsburgh, PA 15219 | www.kennametal.com

About Kennametal
At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day over 11,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2016. Learn more at www.kennametal.com.

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Kennametal Inc. | 600 Grant Street, Suite 5100 | Pittsburgh, PA 15219 | www.kennametal.com